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                 [LETTERHEAD OF ROBSON & MILLER, LLP]

                                                           February 20, 1996

Mr. Larry Felts
Coopers & Lybrand
800 South Gay Street
Knoxville, Tenn. 37929

                   Re: United Petroleum Corporation
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Dear Mr. Felts,

     I am enclosing herewith a draft of a further revised Form 8K for United Petroleum Corporation which, I believe, complies with your desires. If so, please prepare a letter to the SEC advising that you have no disagreement with any material containied in the Report. Please send me a copy of your letter so that I may include it as an exhibit to the Form 8K when I file it.

                                                  Sincerely,

                                                   /s/ Morton S. Robson
                                                   ---------------------
                                                       Morton S. Robson